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                                                                  EXHIBIT 99.6
                          SPECIAL NOTICE TO HOLDERS OF

                           NATIONAL MERCANTILE BANCORP
                     Preferred Stock ($10.00 Stated Value)

                           WHOSE ADDRESSES ARE OUTSIDE
                          THE UNITED STATES AND CANADA



Dear Shareholder(s):

          Enclosed you will find materials relating to the rights offering (the "Offering") of National Mercantile Bancorp (the "Company"). A Subscription Right Certificate representing Rights to subscribe for shares of the Company's Preferred Stock at $1.10 per share is not included in this mailing, but instead is being held on your behalf by the Subscription Agent, U.S. Transfer Corporation. If you wish to exercise any or all of these Rights, you must so instruct the Subscription Agent in the manner described in the accompanying Prospectus and Instructions as to Use of Subscription Right Certificates by 5:00 p.m., California time, on _______________, 1997.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO KISSEL-BLAKE INC., THE INFORMATION AGENT, AT (800) 554-7733 OR (212) 344-6733(CALL COLLECT).

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